                                                                      EXHIBIT 12

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES




                                                                         L-3                                            PREDECESSOR
                             ----------------------------------------------------------------------------------------     COMPANY
                                                                                                                       ------------
                              THREE MONTHS                                                               NINE MONTHS   THREE MONTHS
                                 ENDED                                                                      ENDED         ENDED
                                MARCH 31,                      YEAR ENDED DECEMBER 31,                   DECEMBER 31,    MARCH 31,
                                  2002           2001           2000            1999          1998          1997           1997
                             ------------    -----------    -----------     -----------   -----------   -------------  ------------
Earnings:
 Income before income taxes    $ 45,253       $ 186,222      $ 134,079       $  95,430     $  53,450      $ 22,992      $   (505)
 Add:
   Interest expense ........     24,346          80,002         87,308          56,686        47,015        29,884         8,441
   Amortization of debt
     expense ...............      1,747           6,388          5,724           3,904         2,564         1,517            --
   Interest component of
     rent expense ..........      3,950          14,332         11,882           7,500         4,664         3,213           851
                               --------       ---------      ---------       ---------     ---------      --------      --------
 Earnings ..................   $ 75,296       $ 286,944      $ 238,993       $ 163,520     $ 107,693      $ 57,606      $  8,787
                               --------       ---------      ---------       ---------     ---------      --------      --------
Fixed charges:
   Interest expense ........     24,346          80,002         87,308          56,686        47,015        29,884         8,441
   Amortization of debt
     expense................      1,747           6,388          5,724           3,904         2,564         1,517            --
   Interest component of
     rent expense ..........      3,950          14,332         11,882           7,500         4,664         3,213           851
                               --------       ---------      ---------       ---------     ---------      --------      --------
 Fixed charges .............   $ 30,043       $ 100,722      $ 104,914       $  68,090     $  54,243      $ 34,614      $  9,292
                               --------       ---------      ---------       ---------     ---------      --------      --------
Ratio of earnings to fixed
  charges ..................        2.5x            2.8x           2.3x            2.4x          2.0x          1.7x      n.a.(a)
                               ========       =========      =========       =========     =========      ========      ========

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(a)        For the three months ended March 31, 1997, earnings were
           insufficient to cover fixed charges by $.5 million.